UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2010

DOMINION MINERALS CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-52696 (Commission File Number)	22-3091075 (IRS Employer Identification #)
410 Park Avenue, New York, NY 10022 (Address of Principal Executive Office)

(212) 231-8171
(Registrant’s telephone number, including area code)

75 Rockefeller Plaza, Suite 1817, New York, NY  10019
(Former name, former address and former fiscal year, if changed since last report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

The following is an update relating to recent events concerning Dominion Minerals Corp.’s (the “Company”) Cerro Chorcha concession in Panama (the “Concession”).  The Company submitted its Application of Extension for the Concession on March 5, 2010, which was scheduled to be granted on April 5, 2010.  The extension has not yet been granted as a result of a lawsuit by an environmental activist group in Panama which filed a lawsuit against the Ministry of Commerce and Industry of the Republic of Panama (“MICI”), seeking to declare the Concession invalid, which the Company and its counsel believe is frivolous and without merit. In addition to MICI responding to the lawsuit, the Company has aggressively interceded in that lawsuit as a third party and is seeking its dismissal.

On April 30 2010 the Ministry of Industry & Commerce of the Republic of Panama, erroneously published a resolution in the Official Gazette declaring the coordinates of the Concession area as a “Mining Reserve”. If an area is properly declared a Mining reserve, all exploration activities must cease.  At a meeting with the Ministry of Industry & Commerce of the Republic of Panama, the Company was informed that this resolution was issued as a result of the lawsuit filed against MICI. However, the Company has been advised by its local legal advisors that in accordance with Panama’s Mining Code, MICI cannot declare a concession as a Mining Reserve while the concession is active as is the case with the Concession.  Accordingly, the Minister and Deputy-Minister of Industry and Commerce of the Republic of Panama and the Director of Minerals and Resources of the Republic of Panama have confirmed that the Concession has not been canceled.

The current status of the Concession is that it has been provisionally suspended by an order of the Supreme Court of the Republic of Panama (the “Order”), but the Concession has not been canceled or terminated.  The Company is seeking to have the Order lifted, at which time the extension of the Concession may be granted by MICI.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION MINERALS CORP.

Date:	June 8, 2010	By:	/s/ Diego E. Roca
Diego E. Roca
Chief Financial Officer